Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 70 to the Registration Statement (Form N-1A, No. 33-52149) of Federated World Investment Series, Inc., and to the incorporation by reference of our reports, dated January 24, 2018, on Federated International Small-Mid Company Fund, Federated Emerging Market Debt Fund and Federated International Leaders Fund (three of the portfolios within Federated World Investment Series, Inc.) included in the Annual Shareholder Reports for the fiscal year ended November 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 24, 2018